Exhibit 99.1

ENGlobal Reports Fourth Quarter and Fiscal Year 2016 Results

HOUSTON, March 9, 2017 (MARKETWIRE) — ENGlobal (Nasdaq:ENG), a leading provider of engineering and automation services, today announced a net loss of $2.3 million and a diluted loss per share of $0.08 for the fiscal year ended December 31, 2016.

2016 Fiscal Year results as compared to 2015 Fiscal Year results:

Revenue decreased to $59.2 million for the fiscal year ended December 31, 2016, or a 25.6% decrease, from $79.6 million for the fiscal year ended December 26, 2015. ENGlobal reported a net loss of $2.3 million, or $0.08 per diluted share, for the fiscal year ended December 31, 2016, compared to net income of $10.5 million, or $0.38 per diluted share, for the prior year period. During the fiscal year ended December 31, 2016, the Company incurred non-cash expenses for depreciation, amortization and stock compensation of $1.6 million as compared to $2.0 million for the comparable period in 2015.

In April 2015, the Company’s Board of Directors authorized the repurchase of up to $2.0 million of the Company’s common stock from time to time, based on prevailing market conditions. Through February 28, 2017, ENGlobal has repurchased and retired 1,127,894 shares of common stock at a total cost of $1,407,106 under this program and the remaining amount authorized for repurchase under this program was $592,894.

Management’s Assessment

Mark Hess, ENGlobal’s Chief Financial Officer, said: “2016 was a challenging year for ENGlobal. With client spending on a decline, it was difficult to keep our work force utilized, which put downward pressure on our gross profit margins. During 2016, we trimmed our SG&A expenses over $1.8 million by streamlining our business processes, reducing our reliance on outside services and reducing our capital spending. This reduction was somewhat offset by the investments we made in people, equipment and facilities to support our modularized solutions initiative resulting in a net reduction in SG&A of $0.8 million from last year. While we realize our SG&A level is higher than it could be for a company our size, we have maintained our current overhead structure in anticipation of higher volumes.”

Mr. Hess continued, “During 2016 we were able to bill and collect a significant portion of the retainage on the large project we are working on in Kazakhstan and Russia, which helped increase our cash position at the end of the year to $15.7 million. We expect to redeploy the majority of these funds in the execution of anticipated projects in the coming year.”

William Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal said: “After several years of turning the business around and basically ‘hunkering down’ in a tough environment, I believe ENGlobal is now better positioned than at any time in its history. We’re excited about the opportunity to engage in larger scopes of work which is now made possible as a result of our modular project delivery initiative. Throughout our Company, we’ve been making the necessary investments in key personnel and facilities in support of our business and our clients are responding positively. We’re seeing more and larger opportunities as a result of our strengthened set of project capabilities. In summary, our team is excited about the strategy and I believe we have an excellent opportunity for renewed growth and improved results in the future.”

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the fiscal years ended December 31, 2016 and December 26, 2015:

	Year Ended				Year Ended
(amounts in thousands)	December 31, 2016				December 26, 2015
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$33,266	56.2%	12.1%	2.2%	$49,277	61.9%	14.1%	8.6%
Automation	25,958	43.8%	23.5%	12.6%	30,328	38.1%	30.7%	22.5%
Consolidated	$59,224	100.0%	17.1%	(5.5)%	$79,605	100.0%	20.4%	2.6%

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three months ended December 31, 2016 and December 26, 2015:

	Three Months Ended				Three Months Ended
(amounts in thousands)	December 31, 2016				December 26, 2015
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$8,266	56.6%	13.7%	3.5%	$11,103	64.4%	10.0%	4.4%
Automation	6,336	43.4%	24.8%	15.1%	6,137	35.6%	43.2%	33.4%
Consolidated	14,602	100.0%	18.5%	(3.0)%	17,240	100.0%	21.8%	2.9%

The following is a summary of the Company’s income statement for the last four quarters which may be helpful in analyzing our ongoing business:

(amounts in thousands)	2016				Fiscal Year
	Q1	Q2	Q3	Q4	2016
Revenue	$14,812	$13,842	$15,968	$14,602	$59,224
Gross Profit	1,673	1,853	3,881	2,705	10,112
Gross Profit Margin	11.3%	13.4%	24.3%	18.5%	17.1%
General & Administrative Expenses	3,390	3,313	3,511	3,136	13,350
Operating Income (Loss)	(1,717)	(1,460)	370	(431)	(3,238)
Net Income (Loss)	(749)	(1,603)	489	(479)	(2,342)

The following table presents certain balance sheet items as of December 31, 2016 and December 26, 2015:

(amounts in thousands)	As of December 31, 2016	As of December 26, 2015
Cash	$15,687	$7,806
Working capital	22,200	25,554
Credit facility balance	—	—

The Company’s Annual Report on Form 10-K for the year ended December 31, 2016 is expected to be filed with the Securities and Exchange Commission today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility and level of oil and natural gas prices; (2) our ability to retain existing customers and attract new customers; (3) our ability to accurately estimate the overall risks, revenue or costs on a contract; (4) the risk of providing services in excess of original project scope without having an approved change order; (5) our ability to execute our plan to enter into the modular solutions market; (6) our ability to attract and retain key professional personnel; (7) our inability to borrow under our credit facility may limit our ability to finance operations or engage in other business activities which could have a material impact on our financial condition; (8) our dependence on one or a few customers; (9) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks; (10) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (11) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (12) operational and political risks in Russia and Kazakhstan along the Caspian Sea; (13) the risk of unexpected liability claims or poor safety performance; (14) our ability to identify, consummate and integrate potential acquisitions; (15) our reliance on third-party subcontractors and equipment manufacturers; and (16) our ability to purchase shares under our stock purchase program due to changes in stock price and other considerations. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:	Mark A. Hess
(281) 878-1040
ir@ENGlobal.com